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                                                                      EXHIBIT 99

                           NOVASTAR FINANCIAL, INC.


       NovaStar Financial Announces Liquidity Issues:  Delays Dividend


          WESTWOOD, Kan., Oct. 12 /PRNewswire/ -- NovaStar Financial, Inc. (NYSE: NFI) announced today that it is in discussions with current and potential lenders and investors regarding liquidity issues and collateral for its secured borrowings. The Company stated that current market conditions require the Company to increase its liquidity. The Company is working with lenders to package and sell mortgage assets and taking other actions to meet its liquidity needs.

          The Company had in place back-up credit facilities with Wall Street broker-dealers and was relying upon such facilities to meet its liquidity requirements. The Company was informed late last week, however, that as a result of current market conditions affecting financial institutions generally its access to such credit facilities would be severely restricted.

          To address its liquidity needs, the Company is taking the following measures:
          * delay payment of the third quarter dividend of $0.35 per share until January 15, 1999
          *    sale of certain mortgage securities and related hedging
               arrangements
          * continuing with the sale of certain whole loans, the first of which management anticipates closing during October and November 1998
          *    reducing general and administrative expenses

          The Company cautions, however, that there is no assurance that the above measures will be successful in restoring the Company's liquidity or that, if successful, the Company's lenders will continue to make funds available to the Company to fund future mortgage loan originations.

          "This impairment of our liquidity is disappointing," said Scott Hartman, Chairman and CEO. "The tightening of borrowing parameters in the debt market as well as the generally adverse conditions in the equity markets have put us in a cash bind. NovaStar Mortgage's origination and servicing business remains sound. We are taking a number of strong measures to restore our liquidity as soon as possible and, with the cooperation of our lenders, we intend to continue operations during this period of impaired liquidity."

          The Company expects third quarter earnings to be between $2.2 million and $2.4 million, or $0.27 to $0.30 per share, compared to second quarter earnings of $1.9 million, or $0.21 per share. However, the sale of mortgage assets and hedges related to the financing of such assets, particularly the sale of certain collateral, will produce significant fourth quarter losses.

          The Company's stock closed at $7.3125 per share on Friday, October 9, down from its high for this year of $21.125 on March 9, 1998.

          NovaStar Financial, Inc. is a Real Estate Investment Trust (REIT) that invests in single-family residential subprime mortgage loans originated by its affiliate, NovaStar Mortgage, Inc. and in high-quality mortgage securities. Mortgage loans in the portfolio are financed on a long-term basis by issuing collateralized mortgage obligations in transactions structured as debt instruments. NovaStar Financial is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovaStar Mortgage maintains wholesale lending operations in Orange County, California and Boca Raton, Florida.
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          Certain matters discussed in this news release may constitute forward-
looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, and other risk factors outlined in the Company's annual report on Form 10K.

SOURCE    NovaStar Financial, Inc
          -0-                       10/12/98
          /CONTACT: Mark J. Kohlrus, Chief Financial Officer, 913-514-3534, or Investors, Anna LeCluyse, 913-514-3505, fax, 913-514-3515, both of NovaStar/
(NFI)

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